Exhibit 99.1

Envestnet Announces Leadership Appointments

Chicago, IL – March 30, 2020 – The Board of Directors of Envestnet, Inc. (NYSE: ENV) announced today the following leadership appointments, effective immediately:

•	William Crager as Chief Executive Officer of Envestnet, Inc.

•	Stuart DePina as President of Envestnet, Inc.

•	James Fox as Chairman of the Board of Directors

•	Charles Roame as Vice Chairman of the Board of Directors

Mr. Crager, a co-founder of the company and President since 2002, has served as Interim Chief Executive Officer since the tragic accidental death of Envestnet Founder and CEO Jud Bergman in early October 2019, and was named Chief Executive of Envestnet Wealth Solutions in January 2019.

Mr. DePina has served as Chief Executive of Envestnet Data & Analytics since January 2019. He previously was President of Tamarac, a company Envestnet acquired in 2012.

Mr. Fox has served as a board member since 2015. He was previously Chairman, CEO and President of FundQuest, a company Envestnet acquired in 2011.

Mr. Roame has served as a board member since 2011. He is currently Managing Partner of Tiburon Strategic Advisors, a provider of research, strategy consulting and other related services primarily to financial services firms.

“I want to commend Bill for his ongoing dedication, vision and commitment to Envestnet while the Board determined the appropriate leadership structure for the company,” said Ross Chapin, who served as Interim Non-Executive Chairman since October 2019, and previously as Lead Independent Director. “I’m confident that Bill, Stuart and their team will lead Envestnet successfully into its next chapter, continuing to create value for clients, employees and shareholders.” Mr. Chapin will remain a board member.

“I am honored and humbled to lead Envestnet,” said Mr. Crager. “Having had the tremendous fortune to have partnered with Jud over the last 20 years, I am certain of our capabilities and the opportunity ahead of us. I also know the conviction and resolve Envestnet has to achieve it.”

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology empowers enterprises and advisors to more fully understand their clients and deliver actionable intelligence that drives better outcomes and improves lives.

Envestnet Wealth Solutions enables enterprises and advisors to better manage client outcomes and strengthen their practices through its leading Wealth Management Operating System and advanced portfolio solutions. Envestnet | Tamarac provides portfolio management, reporting, trading, rebalancing and client portal solutions for registered investment advisors (“RIAs”). Envestnet | MoneyGuide provides goals-based financial planning applications.

Envestnet Data & Analytics enables innovation and insights through its Envestnet | Yodlee data aggregation platform.

More than 100,000 advisors and more than 4,700 companies including: 16 of the 20 largest U.S. banks, 43 of the 50 largest wealth management and brokerage firms, over 500 of the largest RIAs and hundreds of internet services companies leverage Envestnet technology and services. Envestnet solutions enhance knowledge of the client, accelerate client on-boarding, improve client digital experiences and help drive better outcomes for enterprises, advisors and their clients.

For more information on Envestnet, please visit www.envestnet.com and follow us on Twitter @ENVintel.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, the effects of the global outbreak of the novel coronavirus, or COVID-19, and restrictions intended to slow the spread of COVID-19, the possibility that the anticipated benefits of the Company’s recent acquisitions will not be realized to the extent or when expected, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, the concentration of nearly all of our revenues from the delivery of our solutions and services to clients in the financial services industry, our reliance on a limited number of clients for a material portion of our revenues, the renegotiation of fee percentages or termination of our services by our clients, our ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on revenues, our inability to successfully execute the conversion of clients’ assets from their technology platform to our technology platforms in a timely and accurate manner, our ability to expand our relationships with existing customers, grow the number of customers and derive revenue from new offerings such as our data analytics solutions and market research services and premium financial applications, compliance failures, adverse judicial or regulatory proceedings against us, liabilities associated with potential, perceived or actual breaches of fiduciary duties and/or conflicts of interest, changes in laws and regulations, including tax laws and regulations, general economic conditions, political and regulatory conditions, the impact of fluctuations in market condition and interest rates on the demand for our products and services and the value of assets under management or administration, the impact of market conditions on our ability to issue debt and equity, the impact of fluctuations in interest rates on our cost of borrowing, our financial performance, the results of our investments in research and development, our data center and other infrastructure, our ability to maintain the security and integrity of our systems and facilities and to maintain the privacy of personal information, failure of our systems to work properly, our ability to realize operating efficiencies, the advantages of our solutions as compared to those of others, the failure to protect our intellectual property rights, our ability to establish and maintain intellectual property rights, our ability to retain and hire necessary employees and appropriately staff our operations and management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of March 30, 2020 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
312 827-3940